MANAGEMENT FEE LIMITATION AGREEMENT

with respect to

GE Money Market Fund

March 11, 2009

This Management Fee Limitation Agreement (the “Agreement”) is by and between GE Asset Management Incorporated (“GEAM”) and GE Funds (the “Trust”), on behalf of the GE Money Market Fund (the “Fund”).

RECITALS

(A) The Trust is an open-end investment management company organized under the laws of The Commonwealth of Massachusetts as an unincorporated business trust and registered under the Investment Company Act of 1940, as amended (the “1940 Act”).

(B) The Trust comprises several separate series portfolios, and the Fund is one such separate series portfolio of the Trust.

(C) GEAM is a Delaware corporation registered as an investment adviser under the Investment Advisers Act of 1940, as amended.

(D) GEAM currently receives management fees for providing certain investment advisory and administrative services to the Fund pursuant to an Investment Advisory and Administration Agreement between GEAM and the Trust with respect to the Fund (the “Advisory Agreement”).

(E) GEAM and the Trust desire to memorialize their mutual understanding regarding certain terms and conditions related to the payment of reduced management fees to GEAM under certain circumstances. The Board of the Trustees (including the disinterested Trustees voting separately) has approved this Agreement on behalf of the Fund.

NOW THEREFORE, in consideration of the promises and mutual covenants herein, the parties hereto agree as follows:

1. Management Fee Limitation.

(a) GEAM may, from time to time, reduce any portion of the management fee, with respect to all classes of shares of the Fund, due to it pursuant to the Advisory Agreement. Any such reduction shall be applicable only to such specific reduction and shall not constitute an agreement to reduce any future management fees otherwise due to GEAM. Any such reduction will be specified before accrual of the related management fee and will be estimated daily and reconciled on a monthly basis. Notwithstanding anything to the contrary in this Agreement, GEAM may, in its sole and absolute discretion, discontinue any reduction in management fees made pursuant to this Section 1(a) at any time by providing notice to the Trust and the Board of Trustees.

(b) The amounts of any management fees that are reduced or withheld pursuant to Section 1(a) of this Agreement shall be reimbursed by the Fund to GEAM in the first, second or third (or any combination thereof) fiscal year next succeeding the fiscal year of the reduction (i) to the extent approved by the Trust’s disinterested Trustees, or (ii) when requested by GEAM, provided the total operating expense ratio for the Retail Class, after giving effect to the reimbursement, would not exceed 0.60 percent for the fiscal year in which the reimbursement is made.

2. Term and Termination. This Agreement will become effective on the date first above stated and will continue in effect until (a) the termination of the Advisory Agreement, or (b) either party elects to terminate this Agreement by providing thirty (30) days’ prior written notice to the other party.

3. Amendment. This Agreement may be amended only by a written agreement signed by each of the parties hereto.

4. Miscellaneous.

(a) Successors. This Agreement shall be binding upon the parties hereto, but not upon their transferees, successors and assigns.

(b) Assignment. Neither party may assign this Agreement, or any of the rights, obligation or liabilities under this Agreement, without the written consent of the other party.

(c) Intended Beneficiaries. No provisions of this Agreement shall be construed to give any person or entity other than the parties hereto any legal or equitable claim, right or remedy. This Agreement is intended for the exclusive benefit of the parties hereto.

(d) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which shall together constitute one and the same instrument.

(e) Applicable Law. This Agreement shall be interpreted, construed and enforced in accordance with the laws of the state of New York, without reference to the conflict of laws principles thereof.

(f) Severability. If any portion of this Agreement shall be found to be invalid or unenforceable by a court or tribunal or regulatory agency of competent jurisdiction, the remainder shall not be affected thereby, but shall have the same force and effect as if the invalid or unenforceable portion had not been part of this Agreement.

(g) Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

(h) Definitions. Any question of interpretation of any term or provision of this Agreement, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement of the 1940 Act, shall have the same meaning as and be resolved by reference to the Advisory Agreement and/or the 1940 Act.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GE FUNDS,
on behalf of the GE Money Market Fund

By:	/s/ Michael J. Cosgrove
Name:	Michael J. Cosgrove
Title:	Chairman of the Board and President

GE ASSET MANAGEMENT INCORPORATED

By:	/s/ Matthew J. Simpson
Name:	Matthew J. Simpson
Title:	Executive Vice President

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